Exhibit 10.48

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

AMENDMENT TO BLACKBOARD LICENSE AND SERVICES AGREEMENT

Blackboard:	Blackboard Inc.
Customer:	Bridgepoint Education
Agreement:	BLACKBOARD LICENSE AND SERVICES AGREEMENT (the “Agreement”)
Agreement Date:	December 23, 2003

Extension of Managed Hosting Services

This Amendment (“Amendment”) amends the following Schedules to the Agreement between Blackboard and Customer: the ASP Schedule LS-6, Blackboard ASP Schedule dated March 17, 2005, as amended (the “LS-6 Schedule”) and the Software Schedule LS-5, Blackboard Learning System/Blackboard Community System dated March 17, 2005, as amended (the “LS-5 Schedule”) to extend the period of the services provided thereunder.  This Amendment shall be effective as of the last signature date below (the “Amendment Effective Date”).

The terms of both the LS-5 Schedule and the LS-6 Schedule are hereby extended to terminate on March 31, 2010 (the “Extended Term”).  The fee for the Extended Term is [***], payable to Blackboard by Customer [***] within [***] business days of the Amendment Effective Date.

Archival License and Managed Hosting — Archive Environment Server

This Amendment shall also serve to add a new Hosting Archive Environment Schedule (the “Hosting Archive Schedule”) and to amend the following schedules (i) the LS-5 Schedule; and (ii) the Blackboard Content System Software Schedule dated June 20, 2008, as amended (the “Content System Schedule”) as described below as of April 1, 2010 (the “Archive Effective Date”):

Hosting Archive Schedule:  The Hosting Archive Schedule attached hereto is added to the Agreement.

License Restrictions:  As of the Archive Effective Date, the licenses granted under LS-5 Schedule and Content System Schedule are amended to permit use by Customer solely to archive the system data stored in the Blackboard Software as of March 31, 2010 for data retention and retrieval purposes only and Customer may not utilize the Blackboard Software for any teaching or other purposes.  The maximum number of active users is 10.  As amended by this Amendment, LS-5 Schedule and Content System Schedule together with the Hosting Archive Schedule, shall be collectively referred to as the “Archival Schedules”.

Term: The term of the Archival Schedules shall commence on April 1, 2010 and shall continue in effect for a period of [***] (the “Initial Archive Term”), unless earlier terminated.  The Archival Schedules shall collectively renew automatically for successive one (1) year terms (each, a “Renewal Term”) unless either party gives at least thirty (30) days prior written notice of its intent not to renew.  The term of the Agreement is hereby extended for so long as the Archival Schedules continue in effect.  Upon termination or nonrenewal of the Archival Schedules, the Agreement shall immediately terminate.

The annual fee for the licenses and services provided under the Archival Schedules shall be [***] for the Initial Archive Term.  Thereafter, for any Renewal Term, the annual fee for the Archival Schedules shall increase by [***] over the prior year’s annual fee.

Maintenance and Upgrades

Customer shall not be entitled to upgrade the Blackboard Software beyond the version currently in use by Customer as of the Amendment Effective Date.  Maintenance and support services provided under the software schedules shall be subject to Blackboard’s standard support guidelines and when the version used by Customer is no longer supported, Customer will not be entitled to maintenance and support services, except as otherwise provided under Blackboard’s support guidelines.

Fees and Payment Procedures.

Customer shall pay a total of [***] within [***] business days of the execution by both parties of this Amendment, in consideration for the extension of LS-6 Schedule to March 31, 2010 and for the Initial Archive Term.  For any Renewal Term for the Archival Schedules, the annual fee shall be due to Blackboard within [***] days of the start of such Renewal Term.

Miscellaneous.

[***]  Any capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.  All other terms and conditions of the Agreement not amended hereunder remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the last date written below.

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

BLACKBOARD INC.	CUSTOMER: Bridgepoint Education, Inc.

/s/ Tess Frazier	/s/ Daniel J. Devine
Signature	Signature
Daniel J. Devine
Print Name and Title	Print Name and Title
Tess Frazier, Vice President	12/7/09
Date	Date

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

BLACKBOARD HOSTING ARCHIVE ENVIRONMENT SCHEDULE

This Blackboard Hosting Archive Environment Schedule (“Hosting Archive Schedule”) is made as of the last date indicated below, by and between Blackboard and Bridgepoint Education (“Customer”) and is an addendum to the Blackboard License And Services Agreement between Blackboard and Customer, which includes, without limitation, the Master Terms and other Schedules incorporated therein.  Capitalized terms used in this Schedule that are not otherwise defined in this Schedule shall have the meaning set forth in the Master Terms.  In consideration of the foregoing promises, and other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereby agree as follows:

Product Description	Active User Capacity	Bandwidth	Storage	Total Price
Blackboard Managed Hosting — Archive Environment	[***]	[***]	Limited to the storage utilized as of March 31, 2010, not to exceed [***]	[***]

1.             ADDITIONAL DEFINITIONS

1.1          “Active User Capacity” means number of active users licensed by Customer under this Hosting Archive Schedule, which shall initially be [***] Authorized End Users.

1.2          “Managed Hosting Services” means the services provided by Blackboard pursuant to this Hosting Archive Schedule.  The initial Managed Hosting Services are indicated on Exhibit A to the Blackboard Hosting Archive Schedule.

1.3          “Authorized End User” means the administrative staff of Customer and not any teachers or students of Customer.

1.4          “Available Date” means, for purposes of this Hosting Archive Schedule, the date upon which Customer receives notice from Blackboard that the Hosted Software is available for access by Customer’s Authorized End Users.

1.5          “Hosted Software” means the Software licensed to Customer pursuant to the Software Schedule for which Blackboard is to provide the Managed Hosting Services.

1.6          “Schedule Effective Date” means the later of: (i) the date on which this Hosting Archive Schedule has been executed by authorized representatives of both Parties; and (ii) the Amendment Effective Date.

1.7          “Software Schedule” means the Software Schedule that has been executed by Blackboard and Customer for which Customer seeks to have Blackboard provide Managed Hosting Services, and that is in effect during the term of this Hosting Archive Schedule.

2.  BLACKBOARD RESPONSIBILITES.

2.1          Provision of Access to Hosted Software.  As soon as commercially practicable after the Schedule Effective Date, Blackboard will make access to the features and functions of the Hosted Software available to Customer’s Authorized End Users.  Blackboard will specify to Customer procedures according to which Customer and/or its Authorized End Users may establish and obtain such access.

2.2          Responsibility for Hosting.  Blackboard shall install and operate the Hosted Software on computer servers and systems under its direct or indirect control.  Blackboard will also install and store the Customer Content for purposes of access by the Hosted Software, provided that nothing in this Hosting Archive Schedule shall be construed to require Blackboard to provide for, or bear any responsibility with respect to, the design, development, operation or maintenance of any Web site owned or operated by Customer, or with respect to any telecommunications or computer network hardware required by Customer to provide access from the Internet to any such Customer Web site.  Nothing in this Hosting Archive Schedule shall be construed to grant to Customer a license to access and/or use Blackboard’s systems except for purposes of accessing and using the Hosted Software and except pursuant to the procedures and protocols specified by Blackboard pursuant to Section 2.1.  Solely to the extent necessary to perform Blackboard’s obligations pursuant to this Hosting Archive Schedule, Customer grants to Blackboard a royalty-free, non-exclusive, worldwide license to use, reproduce, transmit, distribute, perform, display, and, to the extent required by the Hosted Software, modify and create derivative works from the Customer Content.  As between Customer and Blackboard, Customer retains ownership of the Customer Content.  During the term of the Hosting Archive Schedule, Blackboard shall not destroy or alter any portion of the Customer Content without express prior written authorization and direction from Customer provided however that after the termination date of the Hosting Archive Schedule, Blackboard shall have no obligation to maintain or store any Customer Content.   Blackboard shall maintain the confidentiality of all Customer Content that is stored on its servers in accordance with Section 4 of the Master Terms.  The parties agree that none of the software customizations previously deployed for Customer’s implementation of the Blackboard Software shall be included in the instance of the Blackboard Software hosted under this Hosting Archive Schedule.

2.3          Availability and Operational Specifications.  Blackboard will undertake commercially reasonable measures to ensure that, from and after the Available Date and for so long as this Hosting Archive Schedule remains in effect, the Managed Hosting Services provided pursuant to this Hosting Archive Schedule will: (i) be available and accessible as contemplated in this Hosting Archive Schedule twenty-four (24) hours per day, seven (7) days per week within the parameters set forth in Exhibit B; and (ii) conform in all material respects to the technical specifications and performance parameters set forth in Exhibit B. Exhibit B may be modified from time to time, upon notice to Customer. Notwithstanding the foregoing, Blackboard will have no liability under this Section 2.3 to the extent any nonconformity with the standards set forth in Exhibit B arises, in whole or in part, from: (i) any use of the Hosted Software by Customer or any Authorized End User other than in accordance with the terms and conditions set forth in this Agreement; (ii) any failure by Customer or any Authorized End User to comply with any procedures, technical standards and/or protocols specified by Blackboard pursuant to Section 2.1 of this Hosting Archive Schedule; or (iii) any causes beyond the control of Blackboard or which are not reasonably foreseeable to Blackboard, including but not limited to, interruption or failure of telecommunication or digital transmission links and Internet slow-downs or failures. It is agreed and acknowledged that the service credits referred to in Exhibit B shall be Customer’s sole remedy, and Blackboard’s sole obligation, with respect to failures of the Managed Hosting Services to meet the technical specifications and performance parameters set forth in Exhibit B. Blackboard does not warrant or guarantee the Managed Hosting Services except as expressly stated in this Hosting Archive Schedule.

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

2.4          Data Restoration Policy.   Blackboard will back-up and archive Customer Content at a secure location for the retention period(s) specified in Exhibit B.  In the event that Customer requests recovery of any lost or damaged Customer Content, Blackboard will exercise reasonable efforts to restore the relevant data from the most recently archived copies (or such earlier copies as requested by Customer), provided that such data is, at the relevant time, still available pursuant to the applicable retention policy and Customer has provided to Blackboard all information necessary to enable Blackboard to perform such services.  Blackboard shall perform up to [***] data restorations at no charge to Customer; thereafter, except with respect to restoration of data that are lost or damaged as a result of Blackboard’s error or a failure of the Managed Hosting Services, Customer agrees to pay Blackboard its then-standard applicable rates for such restoration services.

2.7          Upgrade/Update.  Upgrades and updates to the Blackboard Software are not included.

2.8          Additional Managed Hosting Services.  In the event that Customer desires to receive Managed Hosting Services in addition to the particular services specified in the table above, including, by way of example, incremental storage capacity and/or additional bandwidth capacity and/or higher Active User Capacity, Customer may submit a written and executed purchase order requesting such additional Managed Hosting Services.  Subject to Customer’s payment of all applicable fees required by Section 4, and further subject to all applicable provisions of this Agreement, including, without limitation, the Master Terms and this Hosting Archive Schedule, Blackboard agrees to make such additional Managed Hosting Services available to Customer for so long as this Hosting Archive Schedule remains in effect after acceptance of such purchase order.  For the avoidance of doubt, no such purchase order shall be binding upon Blackboard unless and until Blackboard accepts such purchase order in writing and further provided that Blackboard will have no liability to Customer with respect to any purchase orders that are not accepted or for any terms contained in the purchase order other than the type of service and the payment amount.

2.9          IP Addresses.  Any IP addresses assigned or allocated to Customer by Blackboard shall remain, at all times, the property of Blackboard and shall be nontransferable and Customer shall have no right to use such IP addresses upon termination of this Agreement.  Any change requested by Customer to the Blackboard allocated addresses must be agreed to by the Parties.  Customer understands that the IP Services provided under this Agreement (including Internet use) may require registrations and related administrative reports that are public in nature.

2.10        Confidentiality.    Each Party will protect any non-public confidential or proprietary information of the other Party (the “Confidential Information”), keep such Confidential Information (including the terms of this Agreement) confidential and shall not use such Confidential Information except for the purposes set forth in this Agreement.  Each Party shall use the same care to prevent disclosure of such Confidential Information as such Party uses with respect to its own confidential and proprietary information, but in no case less than the care a reasonable person would use.  The receiving Party will promptly notify the disclosing Party of any unauthorized disclosure of the Confidential Information and will cooperate in any litigation to protect the Confidential Information.  In the event that Blackboard is requested or required to produce any Confidential Information or make its staff available by subpoena or request for information in any legal proceeding, audit, government investigation or similar investigative process (“Request”), Blackboard will provide Customer with notice of the Request so that Customer may seek at its own expense a protective order or otherwise seek to limit such disclosure.  In the event that Customer is unable to limit such disclosure or authorizes Blackboard to provide such disclosure, then Customer agrees to compensate Blackboard for costs and expenses incurred in accordance with Blackboard standard billing rates.  This Section 2.10 shall survive termination so long as Blackboard retains any of Customer’s data.  The Parties hereto acknowledge that confidential treatment of the Customer’s Confidential Information is governed by that certain Vendor Confidentiality Agreement dated [*] between the Parties.

2.11        FERPA and Data Privacy.

Blackboard’s maintenance of any educational records containing personally identifiable student information that is part of the Customer Content pursuant to this Agreement remains subject to the direct control of Customer.  Blackboard is familiar with, and will comply with in all material respects, all applicable laws and regulations pertaining to student educational records and privacy, including without limitation the Family Educational Rights and Privacy Act, 20 U.S.C. § 1232g and subsequent codes, and its implementing regulations at 34 C.F.R. Part 99; Blackboard will promptly notify Customer in the event it receives notice of any investigation, inquiry or proceeding concerning privacy of student information, as defined in the implementing regulations at 34 C.F.R. Part 99.

Except as expressly provided for under this Agreement, Blackboard represents to Customer that during the term of this Agreement and thereafter, it will not, directly or indirectly, use, disseminate or disclose personally identifiable student information (including electronic student education record information and whether originally provided to Blackboard by Customer or by a student, the “Student Data”) to any person or entity (other than to employees, agents and contractors who are bound by similar obligations of confidentiality).

Customer acknowledges and agrees that, by granting user identifications and passwords, Customer controls, defines and manages access to all Customer Content.  Customer is responsible for (a) compliance with all foreign and domestic privacy and student record laws and regulations that may be applicable to Customer’s use of the Blackboard system or the Managed Hosting Services; (b) securing all necessary prior consents (if any are required) for the collection, storage and use of education records, data and personal information within the Blackboard system; and (c) the creation of, and compliance with, applicable policies regarding the access and use by Customer’s authorized users of personally identifiable information stored on the Blackboard system.

3.             CUSTOMER RESPONSIBILITIES.

3.1          General Usage Limitations.  Customer acknowledges that use and operation of the Hosted Software by Customer and/or any Authorized End User is subject to the terms of the Hosting Archive Schedule.  Notwithstanding the Hosting Archive Schedule, for so long as this Hosting Archive Schedule remains in effect, Customer may not install, host or operate the Hosted Software, nor may Customer or its Authorized End Users otherwise use the Hosted Software, except as hosted and made available by Blackboard under this Agreement.  In the event that Customer has installed the Hosted Software upon any computer server(s) prior to the Schedule Effective Date (as defined below), Customer agrees promptly to remove the Hosted Software from such computer server(s).  Customer agrees that it may not cause or permit any third parties to access the Hosted Software other than Authorized End Users, nor may

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

Authorized End Users in excess of the then-current Active User Capacity access and use the Hosted Software at any time, provided that the Active User Capacity may be modified in accordance with Section 2.8.  Customer shall refrain from, and shall ensure that Authorized End Users refrain from, using the Managed Hosting Services in a manner that is libelous, defamatory, obscene, infringing or illegal, or otherwise abusing the Managed Hosting Services or the resources available through the Managed Hosting Services. Customer will take appropriate steps to ensure that it and its Authorized End Users do not share access information (including user identification data and passwords) with third parties except as expressly permitted under this Agreement.  Customer warrants that its Authorized End Users will comply with the provisions of this Hosting Archive Schedule in all respects.

3.2          Customer Content.  Customer represents and warrants that: (i) Customer owns or has sufficient rights in and to the Customer Content, including, without limitation, personal, educational and financial information contained within the Customer Content, in order to use, and permit use of, the Customer Content as contemplated in this Hosting Archive Schedule and to grant the license granted in Section 2.2; and (ii) the Customer Content does not and shall not contain any content, materials, advertising or services that infringe on or violate any applicable law, regulation or right of a third party. Customer also acknowledges that Customer Content may be accessed by Blackboard’s support or Managed Hosting personnel outside of the country of the hosted facility, and hereby authorizes such access.  Blackboard only provides access to the Hosted Software; Blackboard does not operate or control the information, services, opinions or other content of the Internet.  Blackboard does not monitor and shall have no liability or responsibility whatsoever for the Customer Content of any transmissions or communications transmitted or otherwise disseminated via the Hosted Software.  Customer agrees that it shall make no claim whatsoever against Blackboard relating to the Customer Content or content of the Internet or respecting any information, product, service or software ordered through or provided via the Internet, and Customer shall indemnify and hold Blackboard harmless from any and all claims (including claims by governmental entities seeking to impose penal sanctions) related, directly or indirectly, to such Customer Content.

4.             FEES

4.1          In consideration for provision of the Managed Hosting Services, Customer shall, during the Initial Term (as defined below) pay to Blackboard: (i) an annual fee in an amount set forth in the Pricing Summary with respect to the particular Managed Hosting Services provided under this Hosting Archive Schedule, the first annual installment of which fees shall be due and payable within 5 business days of Amendment execution; as well as (ii) any other fees otherwise required by this Hosting Archive Schedule (for additional services, additional bandwidth, or additional users).  In the event that Customer requests additional Managed Hosting Services as contemplated in Section 2.8, applicable fees shall be due and payable from and after the month during which such additional services are first made available.  All fees payable under this Hosting Archive Schedule shall be non-cancelable and non-refundable.

4.2          Blackboard reserves the right to temporarily suspend the Managed Hosting Services if Customer’s account becomes more than thirty (30) days past due.  The act of suspending Managed Hosting Services does not, in itself, constitute a termination or suspension of this Agreement nor does such suspension of Service alleviate Customer’s obligation to pay past, current, or future charges incurred hereunder.  Once Customer pays in full the past due fees, Blackboard may resume services.

4.3          With respect to each Renewal Term (as defined below), if any, Customer shall pay to Blackboard the then-current fees for such Managed Hosting Services upon commencement of the Renewal Term.  Except as provided above, each party will be responsible for its own expenses incurred in rendering performance under this Hosting Archive Schedule, including, without limitation, the cost of facilities, work space, computers and computer time, development tools and platforms, utilities management, personnel and supplies.  Except as otherwise required by this paragraph, all amounts payable under this Hosting Archive Schedule shall be subject to applicable provisions of the Master Terms.

5.             TERM

This Hosting Archive Schedule shall become effective on the Schedule Effective Date, and shall continue in effect for a period of [***] (the “Initial Term”) or otherwise specified in Exhibit A.  Thereafter, the Hosting Archive Schedule will renew automatically upon the conclusion of each twelve month period following the Schedule Effective Date for successive one (1)-year periods (each, a “Renewal Term”), at Blackboard’s then current pricing for Customer’s then current usage level, unless either Party provides notice of its desire not to renew more than thirty (30) days prior to the end of the Initial Renewal Term or then-current Renewal Term, as applicable.  Upon termination of this Hosting Archive Schedule, all licenses granted under this Hosting Archive Schedule shall immediately cease, and Customer will: (i) immediately discontinue access to and/or use of the Hosted Software under this Hosting Archive Schedule; (ii) pay to Blackboard all amounts due and payable under this Hosting Archive Schedule; and (iii) return all Documentation and related training materials to Blackboard within a reasonable time at Customer’s cost.  Each party may terminate this Schedule in the event of material breach upon 30 days prior written notice and failure by the breaching party to cure such breach within such 30 days, except in the event of non-payment, the non-breaching party may terminate immediately upon written notice.

IN WITNESS WHEREOF, the parties hereto have executed this Schedule as of the date hereof.

BLACKBOARD	CUSTOMER: BRIDGEPOINT EDUCATION, INC.

/s/ Tess Frazier	/s/ Daniel J. Devine
Signature TESS FRAZIER-VICE PRESIDENT	Signature Daniel J. Devine
Print Name and Title	Print Name and Title

Date: 12/7/09	Date: 12/7/09

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

EXHIBIT A

MANAGED HOSTING SPECIFICATIONS

+ Secure Socket Layer

•                  Secure Socket Layer (SSL) is an encryption protocol that prevents eavesdropping of data that passes between a web server and an end-user’s browser.  SSL enabled websites encrypt data before it is transmitted from the web server to the end user and from the end user to the web server.  Blackboard’s Learning System 6.1 and higher versions contain SSL Choice feature, which once turned on allows Customer to choose which parts of the site should be encrypted and which should not, which in turn effectively reduces unnecessary CPU usage associated with SSL software.  In order to take advantage of the SSL Choice, Customer must have SSL software enabled.

Data Restoration Policy — per restore fees are separately charged per chargeable restore incident

Additional Storage and Bandwidth Annual Fees are separately charged

Other services requested or required by Customer not covered by this Schedule are billable at Blackboard’s standard billing rates.

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

EXHIBIT B

MANAGED HOSTING SERVICES SPECIFICATIONS- As of the Available Date

NOTE:    CUSTOMER ACKNOWLEDGES THAT NOTHING IN THIS EXHIBIT B CREATES ANY ADDITIONAL WARRANTIES OR GUARANTEES, OTHER THAN AS SET FORTH IN THE HOSTING ARCHIVE SCHEDULE, THE SOFTWARE SCHEDULE AND/OR THE MASTER TERMS, AS APPLICABLE.

SERVICE LEVEL

Security:

•                  Single point of entry to co-location is guarded 24 hours a day with access controlled by an access database and video surveillance

•                  Monitoring of the co-location area and only those persons authorized by Blackboard’s access list are allowed past a central point.

•                  Surveillance cameras located throughout the facility capture activity to help ensure no unauthorized entry to protected areas.

Power:

•                  State-of-the-art generators clean and condition commercial electrical power to remove irregularities in the signal.  Power is run through the generators before being passed into the facility.

•                  In the event of a loss of power from the grid, power backups are utilized in the following order: commercial utility underground conduits, two-hour battery backup (industry standard only 15 minutes), diesel generator with full-load capability and additional fuel supply.

Network:

•                  Redundant Internet connections through dual Tier-1 Internet Service Providers

Startup:

Blackboard is responsible for the setup and configuration of the necessary hardware, software and all components of the Customer server(s). This includes but not limited to, the server hardware and software, telecommunications hardware and software, security software and other software that is reasonably necessary to operate and maintain the Hosted Software.

Initial Access Date:

The Hosted Software is typically accessible from the hosting site within 7 business days after execution of the Hosting Archive Schedule, provided that the Master Terms and the relevant Software Schedule have been executed, and provided that Customer has provided to Blackboard a URL and any other information required by Blackboard.  Blackboard shall provide Customer with procedures for access; the procedures may include, without limitation, provision of any access codes, passwords, technical specifications, connectivity standards or protocols, or any other relevant procedures, to the limited extent any of the foregoing may be necessary to enable Customer to permit its Authorized End Users to access and use the Hosted Software as contemplated in this Hosting Archive Schedule.

Availability/Service Credit:

The Hosted Software is accessible 24/7, with a 99% targeted uptime. 99% uptime means that for 99% of the time during any calendar month, the Managed Hosting Services shall be available.  Unavailability is a condition in which there is unavailability of the Hosted Software due to hardware failure OR sustained packet loss in excess of fifty percent within the Blackboard hosting facilities for at least fifteen consecutive minutes due to a failure of Blackboard to provide Managed Hosting Services during such period; unavailability does not include packet loss or network unavailability due to scheduled maintenance, or inability of a user to connect with the Managed Hosting Services due to Internet or telecommunications problems outside the control of Blackboard.  In order to receive any service credit, Customer must notify Blackboard within seven (7) days from the time Customer becomes eligible to receive a service credit.  Failure to comply with this requirement will forfeit Customer’s right to receive a service credit.  The aggregate maximum number of service credits to be issued by Blackboard to Customer for any and all downtime periods and performance problems during any given calendar month shall not exceed one month of service.  For the purpose of calculating a service credit, any annual fee shall be divided by 12 to determine the applicable monthly fee.  Service credits are issued as followed and shall be Customer’s sole remedy for failure to meet the foregoing service levels:

Length of Unavailability (per calendar month)	Service Credit
1 to 4 hours of aggregate unavailability below 99%	1 day of service fees credited (i.e., 1/30 monthly fees)
4 to 48 hours of aggregate unavailability below 99%	2 days of services fees credited (i.e., 1/15* monthly fees)
48 to 96 hours of aggregate unavailability below 99%	5 days of service fees credited (i.e., 1/6* monthly fees)

*Each block of 96 hours of aggregate unavailability thereafter shall be credited 5 days of service fees.

*All Service Credits shall be applied to the next period’s Managed Hosting fees.

Backup and Disaster Recovery:

Blackboard provides comprehensive redundant backups which are stored online and at a separate facility. Blackboard retains backup data for one month.  In the event of a disaster, Blackboard will use reasonable efforts to restore service.  Blackboard will not attempt to restore service if such attempt shall put Blackboard, its employees or its agents at risk for injury.  Backups will be made only periodically as the Customer’s data in the system is presumed to be static.

Outages

If a system outage occurs, Blackboard will notify Customer’s designated technical contact via email.  This notice will include the reason for the system outage and estimated time for restoration of Managed Hosting Services if Blackboard knows this information when it gives this notice.

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

Following recovery from any particular system outage, Blackboard will provide Customer with a post-incident summary that will include:

•                  cause of the system outage (if determined);

•                  method used to correct the problem; and

•                  measures Blackboard will take to prevent similar system outages in the future (if any).

Upon receipt of notification of a problem with the Blackboard system or the Managed Hosting Services, Blackboard will investigate the problem and determine if a system outage exists.  If a system outage exists, Blackboard will provide Customer with a time estimate for resolution of the problem, if known at that time.  Blackboard will promptly commence remedial activities and use commercially reasonable efforts to resolve the system outage within the time estimate provided to Customer.

MONITORING AND PERFORMANCE

Ongoing:

The hardware, software and network are monitored and maintained by Blackboard and will be accessible twenty-four (24) hours a day, seven (7) days a week, in accordance with industry standards, except for scheduled maintenance and required repairs, in advance of which the Customer shall be notified by email.

•                  Blackboard maintains responsibility for all day-to-day server maintenance.  Server maintenance may include, but is not limited to, hardware upgrades, OS upgrades, patch installations, database administration, server user administration and performance tuning.

•                  Blackboard maintains a software monitoring system to provide real-time information about the Managed Hosting environment to the Blackboard Network Operations Center (NOC), to assist Blackboard system administrators proactively monitoring the Managed Hosting environment.

•                  Blackboard maintains the functioning of all hardware components for which it is responsible under this Exhibit and will replace any failed components.  Hardware replacement will begin immediately upon identification of the hardware failure and if cannot be completed with a reasonable amount of time, the access to the Hosted Software will be redirected to a temporary server to reduce downtime.

•                  Blackboard implements a backup strategy of performing daily backups with a retention period of 1 month.  Where possible, data is replicated to an offsite location.

•                  Blackboard collects bandwidth usage and web hit statistics on all Customer-hosted machines.  This information will be provided upon request.

DATA CENTER SPECIFICATIONS

Blackboard houses servers in a facility that offers environment control, security, and backup power, as more specifically described below:

Environment:

•                  The data center is designed to maintain a constant temperature of 68¼F, plus or minus 2¼F, with humidity of 45%.

Server Setup:

The servers are set up to maintain fail back, redundant connectivity, comprehensive backups, 24x7 monitoring, and 99% uptime.

CUSTOMER RESPONSIBILITES.  Blackboard is not responsible for management and actual use of the features and function of the Hosted Software.  Customer bears all responsibility for such management and actual use, including, without limitation:

•                  The Customer has full access to the Administrator Menu and is responsible for the following:

•                  Creating/Removing Users including Students, Teachers, System Administrators, etc.

•                  Modifying all User Information

•                  Creating/Removing all Course Web Sites

•                  Building and Managing all Course Web Sites

•                  Customization to the Site

•                  System Usage Tracking Reports

•                  Deciding which product features will be available or unavailable, how much functionality instructors will be allowed, etc.

•                  Choosing Icon Themes

•                  All changes to the Blackboard-named URL.  All Blackboard Customers are assigned a URL that reads http://institutionname.blackboard.com.  The institution is allowed to pick the “institutionname”.  However, any re-directs to other URLs are the responsibility of the Customer and not Blackboard.  For example, if the Customer chooses the URL http://institutionname.org, the institution is responsible for the redirect to the http://insitutionname.blackboard.com site using a CNAME record.   Any IP addresses are allocated by Blackboard to Customer are in accordance with the American Registry for Internet Numbers (ARIN) guidelines for Internet Numbers and applicable agencies.